Exhibit 14

CODE OF ETHICS AND BUSINESS CONDUCT
1. Code
This Code of Ethics and Business Conduct ("Code") has been adopted by our Board of Directors to summarize the standards of business conduct that must guide our actions. This Code applies to all directors, officers, and employees of Circle Group Holdings, Inc. and its subsidiaries and affiliated entities (the Company"). The Company has issued this Code to deter wrongdoing and to promote:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     o Avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
     o Accurate and timely disclosure in reports and documents that the Company files with, or submits to any Securities Exchange, the United States Securities and Exchange Commission and other securities commissions. ("Securities Commissions") and other governmental agencies, as well as in the Company's other public communications;
     o    Compliance with applicable governmental laws, rules and regulations;
     o The prompt internal reporting of any violations of this Code to an appropriate person or person identified in the Code; and
     o Accountability for adherence to the Code. This Code of Business Conduct and Ethics provides guidance to you on your ethical and legal responsibilities. We expect all directors and employees worldwide to comply with the Code, and the Company is committed to taking prompt and consistent action against violations of the Code. Violation of the standards outlined in the Code may be grounds for disciplinary action up to and including termination of employment or other business relationship. Employees and directors who are aware of suspected misconduct, illegal activities, fraud, abuse of the Company's assets or violations of the standards outlined in the Code are responsible for reporting such matters. Because rapid changes in our industry and regulatory environment constantly pose new ethical and legal considerations, no set of guidelines should be considered to be the absolute last word under all circumstances. Although laws and customs will vary in the many different countries in which we operate, our basic ethical responsibilities are global. In some instances, there may be a conflict between the laws of countries that apply to the operations of the Company. When you encounter such a conflict, you should consult the Company's General Counsel to understand how to resolve that conflict properly.

2. Basic Obligations
Under the Company's ethical standards, directors and employees share certain responsibilities. It is your responsibility to (i) become familiar with, and conduct Company business in compliance with, applicable laws, rules and regulations and this Code; (ii) treat all Company employees, customers and business partners in an honest and fair manner; (iii) avoid situations where your personal interests are, or appear to be, in conflict with the Company interests; and (iv) safeguard and properly use the Company's proprietary and confidential information, assets and resources, as well as those of the Company's customers and business partners. Certain of the Company's policies are complemented by specific responsibilities set forth in documents such as the Company Employee Handbook, the non-solicitation, non-competition and confidentiality agreement you signed with the Company, the Company's Insider Trading Policy and the Company's Disclosure Policy. Those polices should be separately consulted by the Company directors and employees and are not incorporated by reference into this Code of Business Conduct and Ethics. Please consult with Human Resources for copies of any polices that cannot be accessed through the Human Resources intranet.

3. Raising
Concerns If you should learn of a potential or suspected violation of the Code, you have an obligation to promptly report the violation. You may do so orally or in writing and, if preferred, anonymously. You have several options for raising concerns.

1. Raise your concerns with your manager or Chief Operating Officer;
2. Raise your concerns with your Human Resources representative;
3. Raise your concerns Chief Executive Officer,
4. If the issue or concern is related to the internal accounting controls of the Company or any accounting or auditing matter, you may report it anonymously to the Audit Committee.

4. Policy Against Retaliation
The Company prohibits any director or employee from retaliating or taking adverse action against anyone for raising suspected conduct violations or helping to resolve a conduct concern. Any individual who has been found to have engaged in retaliation against a Company director or employee for raising, in good faith, a conduct concern or for participating in the investigation of such a concern may be subject to discipline, up to and including termination of employment or other business relationship. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to one of the people detailed in the "Raising Concerns" section above.

5. Conflicts of Interest
The Company should not engage
in any activity, practice or act which conflicts with the best interests of the Company or its customers. A conflict of interest occurs when an employee places or finds himself/herself in a position where his private interests conflict with the best interests of the Company or have an adverse affect on the employee's motivation or the proper performance of their job. Examples of such conflicts could include, but are not limited to:

     o Accepting outside employment with, or accepting personal payments from, any organization which does business with the Company or is a competitor of the Company;

     o Accepting or giving gifts of more than modest value to or from vendors or clients of the Company;

     o Competing with the Company for the purchase or sale of property, services or other interests or taking personal advantage of an opportunity in which the Company has an interest;

     o Employees or immediate family members who have a financial interest in a firm which does business with the Company; and

     o    Having  an  interest  in a  transaction  involving  the  Company  or a
          customer,   business  partner  or  supplier  (not  including   routine
          investments in publicly traded companies).

Employees must not place themselves or remain in a position in which the employee's private interests conflict with the interests of the Company. If the Company determines that an employee's outside work interferes with performance or the ability to meet the requirements of the Company, as they are modified from time to time, the employee may be asked to terminate the outside employment if he or she wishes to remain employed by the Company. To protect the interests of both the employees and the Company, any activity that involves potential or apparent conflict of interest may be undertaken only after disclosure to the Company by the employee and review and approval by management.

6. `Whistle blowing'
The Company maintains a `Whistle blowing' Policy that covers the employees raising concerns retaliation against any one raising suspected code of conduct violations. The `Whistle blowing' Policy is defined in the company's employee handbook.

7. Confidentiality Concerning Company Affairs
It is the Company's policy that business affairs of the Company are confidential and should not be discussed with anyone outside the organization except for information that has already been made available to the public. As a prerequisite and condition of employment, all employees must sign a written agreement confirming this obligation.

8. Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, not through unethical or illegal business practices. Information about other companies and organizations, including competitors, must be gathered using appropriate methods. Illegal practices such as trespassing, burglary, misrepresentation, wiretapping and stealing are prohibited. Possessing trade secrets that were obtained without the owner's consent, or inducing such disclosures by customers or past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, our customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

9. Insider Trading
The Company encourages all employees to become shareholders on a long-term investment basis. However, management, employees, members of the Board of Directors and others who are in a "special relationship" with the Corporation from time to time, become aware of corporate developments or plans which may affect the value of the Corporation's shares (inside information) before these developments or plans are made public. Black Out periods occurs certain times throughout the year and during this time, all Company employees are prohibited from buying or selling the Company's securities. In order to avoid civil and criminal insider trading violations, the Company has established an Insider Trading Policy. As a prerequisite and condition of employment, all employees must sign an acknowledgment by which they agree to adhere to this policy.

10. TELECOMMUNICATIONS / RECORD KEEPING
Telecommunications facilities such as telephone, cellular phones, facsimile, internet and e-mail are Company property. Use of these facilities imposes certain responsibilities and obligations on all employees. Usage must be ethical and honest with a view to preservation of and due respect for Company's intellectual property, security systems, personal privacy, and freedom of others from intimidation, harassment, or unwanted annoyance. In order to avoid violations, the Company has established a Telecommunications Usage Policy. As a prerequisite and condition of employment, all employees must sign an acknowledgment by which they agree to adhere the following policy.

11. DISCLOSURE
The Company is committed to providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities laws. The goal of our Disclosure Policy is to raise awareness of the Company's approach to disclosure among the board of directors, officers and employees and those authorized to speak on behalf of the Company. The Disclosure Policy extends to all employees and officers of the Company, its Board of Directors and those authorized to speak on its behalf. It covers disclosures in documents filed with the securities regulators and written statements made in the Company's annual and quarterly reports, news releases, letter to shareholders, presentations by senior management, information contained on the Company's web site and other electronic communications. It extends to oral statements made in meetings and telephone conversations with members of the investment community (which includes analysts, investors, investment dealers, brokers, investment advisers and investment managers), interviews with the media as well as speeches and conference calls. As a prerequisite and condition of employment, all employees must sign an acknowledgment by which they agree to adhere to this policy, which is provided to the new hire prior to his/her start date.

12. ACCURACY AND COMPANY RECORDS
As a public company, we are required to record and publicly report all internal and external financial records in compliance with Canadian and U.S. Generally Accepted Accounting Principles (GAAP). Therefore, you are responsible for ensuring the accuracy of all books and records within your control and complying with all Company policies and internal controls. All Company information must be reported accurately, whether in internal personnel, safety, or other records or in information we release to the public or file with government agencies.

13.FINANCIAL REPORTING & DISCLOSURES
As a public company, we are required to file periodic and other reports with the Securities Commissions and to make certain public communications. We are required by the Securities Commissions to maintain effective "disclosure controls and procedures" so that financial and non-financial information is reported timely and accurately both to our senior management and in the filings we make. You are expected, within the scope of your employment duties, to support the effectiveness of our disclosure controls and procedures.

14. COMPLIANCE WITH ALL LAWS, RULES & REGULATIONS
The Company is committed to compliance with all laws, rules, and regulations, including laws and regulations applicable to the Company's securities and trading in such securities, as well as any rules promulgated by any exchange on which the Company's shares are listed.

15. CUSTOMERS & BUSINESS PARTNERS
We strive to achieve satisfied customers who will be repeat buyers of our products and services and to building mutually advantageous alliances with our business partners. Our long-term reputation and business viability depend upon our continued maintenance of the high quality of the products and services we provide. We are committed to delivering products that perform as documented and as represented to the customer. Our policy is to build lasting relationships with our customers and business partners through superior delivery and execution and honest sales and marketing. We will comply with applicable advertising laws and standards, including a commitment that our advertising and marketing will be truthful, non-deceptive, and fair and will be backed up with evidence before advertising claims are made. Our policy also prohibits making false or deceptive statements about our competitors and giving or accepting kickbacks, bribes, inappropriate gifts and other matters prohibited under the conflict of interest topic in this Code. 16. HEALTH & SAFTY The Company is committed to making the work environment safe, secure and healthy for its employees and others. The Company complies with all applicable laws and regulations relating to safety and health in the workplace. We expect each of you to promote a positive working environment for all. You are expected to consult and comply with all Company rules regarding workplace conduct and safety. You should immediately report any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business and any activity that compromises Company security to your supervisor. You must not work under the influence of any substances that would impair the safety of others. 17. RESPECT FOR EMPLOYEES The Company's employment decisions will be based on reasons related to our business, such as job performance, individual skills and talents, and other business/related factors. The Company policy requires adherence to all national, state or other local employment laws. In addition to any other requirements of applicable laws in a particular jurisdiction, the Company policy prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age, within the meaning of applicable laws. Abusive or Harassing Conduct Prohibited. The Company policy prohibits abusive or harassing conduct by our employees toward others, such as unwelcome sexual advances, comments based on ethnicity, religion or race, or other non-business, personal comments or conduct that make others uncomfortable in their employment with us. We encourage and expect you to report harassment or other inappropriate conduct as soon as it occurs. 18. PRIVACY The Company, and companies and individuals authorized by the Company, collect and maintain personal information that relates to your employment, including compensation, medical and benefit information. The Company follows procedures to protect information wherever it is stored or processed, and access to your personal information is restricted. Your personal information will only be released to outside parties in accordance with the Company's policies and applicable legal requirements. Employees who have access to personal information must ensure that personal information is not disclosed in violation of the Company's policies or practices. 19. WAIVERS & AMMENDMENTS Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors, Attention: Chairman of the board for its consideration. The Company will promptly disclose to investors all substantive amendments to the Code, as well as all waivers of the Code granted to directors or officers in accordance with applicable laws and regulations. 20. NO RIGHTS CREATED This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. It is not intended to and does not, in any way, constitute an employment contract or an assurance of continued employment or create any rights in any employee, director, client, supplier, competitor, stockholder or any other person or entity.